Exhibit 10.8

THE SCOTTS COMPANY LLC
EXECUTIVE RETIREMENT PLAN
Certificate
I, Amanda Rico, Senior Vice President, Chief Human Resources Officer of The Scotts Company LLC, hereby certify that the Restatement of The Scotts Company LLC Executive Retirement Plan, effective January 1, 2023, and set forth in the attached Exhibit I, filed herewith and made a part hereof, was implemented by me this day and made effective as of the date set forth therein.
This action is taken by me on behalf of The Scotts Company LLC, pursuant to delegations to me by the Compensation and Organization Committee of the Board of Directors
of The Scotts Miracle-Gro Company on August 8, 2007, which delegation remains in full force and effect, as of the date of this Certificate.

THE SCOTTS COMPANY LLC

/s/ AMANDA RICO
Amanda Rico
Senior Vice President, Chief Human Resources Officer
Effective: July 16, 2025

THE SCOTTS COMPANY LLC
EXECUTIVE RETIREMENT PLAN

Amended and Restated as of January 1, 2023

THE SCOTTS COMPANY LLC
EXECUTIVE RETIREMENT PLAN
Amended and Restated as of January 1, 2023

Table of Contents
Page
SECTION 1 Name and Purpose    1
SECTION 2 Definitions    2
2.1.    Account or Accounts    2
2.2.    Adjustments    2
2.3.    Affiliate    2
2.4.    Base Salary    2
2.5.    Base Salary Account    2
2.6.    Base Salary Deferral Election    2
2.7.    Beneficiary    3
2.8.    Benefits Administrative Committee    3
2.9.    Board    3
2.10.    Cause    3
2.11.    Change in Control    3
2.12.    Code    3
2.13.    Committee    3
2.14.    Company    3
2.15.    Company Stock Fund    3
2.16.    Compensation    4
2.17.    Corporation    4
2.18.    Disabled or Disability    4
2.19.    Effective Date    4
2.20.    Eligible Employee    4
2.21.    Employee    4
2.22.    Employer or Employers    4
2.23.    ERISA    4
2.24.    ERP Eligible Pay    5
2.25.    Investment Committee    5
2.26.    Investment Fund    5
2.27.    LTIP    5
2.28.    Matching Account    5
2.29.    Outside Benchmark Investment Fund    5
2.30.    Pay Cap    5
2.31.    Participant    5
2.32.    Performance Award    6
2.33.    Performance Award Deferral Election    6
2.34.    Plan    6
2.35.    Plan Year    6
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THE SCOTTS COMPANY LLC
EXECUTIVE RETIREMENT PLAN
Amended and Restated as of January 1, 2023

2.36.    Qualified Plan    6
2.37.    Retention Award    6
2.38.    Retention Award Account    6
2.39.    Retirement Account    6
2.40.    Retirement Contribution    7
2.41.    RSP Compensation    7
2.42.    Separation from Service    7
2.43.    Statutory Limits    7
2.44.    Supplemental Retirement Award    8
2.45.    Supplemental Retirement Award Account    8
2.46.    Years of Service    8
SECTION 3 Participants    8
SECTION 4 Accounts    9
4.1.    Establishment of Accounts    9
4.2.    Election of Participant to Defer Performance Awards    9
4.3.    Election of Participant to Defer Base Salary    10
4.4.    Employer Contributions    11
4.5.    Benchmark Investment Funds    12
4.6.    Outside Benchmark Investment Funds    12
4.7.    Company Stock Fund    12
4.8.    Adjustment of Account Balances and Other Rules    13
4.9.    FICA    13
SECTION 5 Method of Distribution of Deferred Compensation    13
5.1.    Time and Form of Distribution    13
5.2.    Death Benefit    16
5.3.    Taxes    16
5.4.    Unforeseeable Emergency Distributions    16
5.5.    Small Benefit Distribution    17
5.6.    Distributions in the Event of a Change in Control    17
5.7.    Subsequent Deferral and Form of Payment Elections    18
SECTION 6 Accruals Under Other Benefit Plans    18
SECTION 7 Participant’s Rights    18
SECTION 8 Non-Alienability and Non-Transferability    18
SECTION 9 Administration and Standard of Review    19
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THE SCOTTS COMPANY LLC
EXECUTIVE RETIREMENT PLAN
Amended and Restated as of January 1, 2023

SECTION 10 Claims Procedure    19
10.1.    Filing Claims    19
10.2.    Notification to Claimant    19
10.3.    Review Procedure    20
10.4.    Decision on Review    21
SECTION 11 Amendment and Termination    21
SECTION 12 General Provisions    22
12.1.    Controlling Law    22
12.2.    Captions    22
12.3.    Facility of Payment    22
12.4.    Administrative Expenses    22
12.5.    Severability    22
12.6.    Indemnification    22
12.7.    Amendment to Qualified Plan or Changes to Employer Contributions and Participant Deferrals under Qualified Plan    23
12.8.    Right to Offset    23
SECTION 13 Unfunded Status of the Plan    24

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THE SCOTTS COMPANY LLC
EXECUTIVE RETIREMENT PLAN
Amended and Restated as of January 1, 2023

SECTION 1
NAME AND PURPOSE
The Scotts Company LLC Executive Retirement Plan provides Eligible Employees the opportunity to defer certain salary, bonuses, and other compensation and to receive other benefits in accordance with the terms of the Plan. The Plan is unfunded. It is intended that the Plan be exempt from the funding, participation, vesting and fiduciary provisions of Title I of ERISA.
The Plan is subject to Code Section 409A. The provisions of the Plan apply to: (a) any Participant who is receiving or accruing benefits on the Effective Date; (b) any individual who becomes a Participant on or after the Effective Date; and (c) any Participant who retires, becomes Disabled, dies or terminates employment in accordance with the Plan on or after the Effective Date.
Effective with respect to Plan Years beginning on and after January 1, 2014, the Plan was revised to include provisions regarding Supplemental Retirement Awards.
Effective with respect to Plan Years beginning on and after January 1, 2015, the Plan was amended and restated to incorporate prior amendments and to remove provisions that are no longer applicable or relevant to the operation of the Plan. The Plan was amended again effective January 1, 2019, so that (1) “ERP 2 Deferrals” (as described in Section 4.3(a)(ii) of the Plan) would begin to be calculated in the first pay period in which all of the participant’s compensation during the pay period, after being added to compensation paid in prior pay periods, exceeds the compensation limitation amount under Internal Revenue Code Section 401(a)(17), and (2) the Matching Contributions formula would be consistent with the new formula under the Retirement Savings Plan.
Effective January 1, 2023, the Plan is amended and restated again to (1) incorporate past amendments, (2) remove outdated references to “Transitional Contributions” accounts, which no longer exist, (3) provide that eligible Compensation does not include pay earned after the last day of the payroll period in which the Participant’s Separation from Service occurs, (4) update the claims review and appeals procedures, (5) clarify performance award deferral eligibility, (6) clarify calculation of matching contributions, and (7) provide for arbitration of certain claims under the Plan. Except as otherwise specifically provided, the benefits due an individual under the Plan or any prior version of the Plan shall be determined based on the provisions of the Plan (or the applicable predecessor) in effect on the date he or she separated from the service of the Employer and shall not be affected by any subsequent amendment to the Plan.

THE SCOTTS COMPANY LLC
EXECUTIVE RETIREMENT PLAN
Amended and Restated as of January 1, 2023

SECTION 2
DEFINITIONS
The following terms have the indicated meanings.
2.1.    Account or Accounts
“Account” or “Accounts,” as applicable, means the separate Account or a subaccount established for each Participant pursuant to Section 4 of the Plan. A Participant’s Account shall consist of a Performance Award Account, a Base Salary Account, a Matching Account, a Retirement Account, a Retention Award Account and a Supplemental Retirement Award Account. Accounts are bookkeeping benchmark accounts maintained solely for accounting purposes.
2.2.    Adjustments
“Adjustments” means the credits to or debits from Accounts as provided in Section 4.
2.3.    Affiliate
“Affiliate” means any business organization or legal entity that, directly or indirectly, controls, is controlled by, or is under common control with, the Company. For purposes of this definition, control (including the terms controlling, controlled by, and under common control with) includes the possession, direct or indirect, of the power to vote 50% or more of the voting equity securities, membership interests or other voting interests, or to direct or cause the direction of the management and policies of, such business organization or other legal entity, whether through the ownership of equity securities, membership interests or other voting interests, by contract or otherwise.
2.4.    Base Salary
For purposes of this Plan, “Base Salary” means the portion of a Participants’ Compensation that constitutes salary, and amounts received in lieu of salary (including, but not limited to, paid time off, vacation pay, salary continuation, and short-term disability benefits).
2.5.    Base Salary Account
“Base Salary Account” means the Participant’s subaccount to which Base Salary deferral contributions are allocated pursuant to Section 4.3.
2.6.    Base Salary Deferral Election
“Base Salary Deferral Election” means an Eligible Employee’s election, in a manner prescribed by the Benefits Administrative Committee, to defer Base Salary pursuant to the Plan.

THE SCOTTS COMPANY LLC
EXECUTIVE RETIREMENT PLAN
Amended and Restated as of January 1, 2023

2.7.    Beneficiary
“Beneficiary” means the person or persons designated in writing as such and filed with the recordkeeper at any time by a Participant. Any such designation may be withdrawn or changed in writing (without the consent of the Beneficiary), but only the last designation on file with the recordkeeper shall be effective. Notwithstanding any contrary provision, a change in the identity of the Beneficiary may not, and shall not, change the form and time of payment previously elected by the Participant for distribution of his or her Account or the applicable portion thereof.
2.8.    Benefits Administrative Committee
“Benefits Administrative Committee” means: (a) the administrative committee appointed to administer the tax qualified retirement plans which are sponsored by the Employer; or (b) any person or entity to which the Benefits Administrative Committee delegates any of the administrative or ministerial duties assigned to it under the Plan.
2.9.    Board
“Board” means the Board of Directors of the Corporation.
2.10.    Cause
“Cause” means cause as defined in the LTIP.
2.11.    Change in Control
“Change in Control” means change in control as defined in the LTIP.
2.12.    Code
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
2.13.    Committee
“Committee” means the Compensation and Organization Committee of the Board.
2.14.    Company
“Company” means The Scotts Company LLC.

THE SCOTTS COMPANY LLC
EXECUTIVE RETIREMENT PLAN
Amended and Restated as of January 1, 2023

2.15.    Company Stock Fund
“Company Stock Fund” means an investment fund reflecting common shares, without par value, of The Scotts Miracle-Gro Company that shall be used as a benchmark hereunder. The Investment Committee shall have no responsibility for or discretion over the use of such fund as a benchmark hereunder.
2.16.    Compensation
“Compensation” means, for the applicable Plan Year, compensation used to determine benefits under (and as defined under) the Qualified Plan, without regard to the Pay Cap plus deferrals under this Plan or any other non-qualified plan. Accordingly, “Compensation” includes eligible Compensation that is paid to the Participant no later than the regularly scheduled payroll date for the pay period that includes the Participant’s Termination Date. Further, “Compensation” excludes any payments of Performance Awards or any other bonuses that are made after the payroll period outlined above.
2.17.    Corporation
“Corporation” means The Scotts Miracle-Gro Company.
2.18.    Disabled or Disability
“Disabled” or “Disability” means that the Participant is determined to be disabled by the Social Security Administration.
2.19.    Effective Date
“Effective Date” means, in general, the effective date for the Plan’s Code Section 409A restatement, January 1, 2005, unless otherwise specifically provided herein or required by law.
2.20.    Eligible Employee
“Eligible Employee” has the meaning specified in Section 3.
2.21.    Employee
“Employee” means an individual employed as a common law employee of the Employer.
2.22.    Employer or Employers
“Employer” or “Employers” means the Company and/or its Affiliates, as indicated by the context.

THE SCOTTS COMPANY LLC
EXECUTIVE RETIREMENT PLAN
Amended and Restated as of January 1, 2023

2.23.    ERISA
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
2.24.    ERP Eligible Pay
“ERP Eligible Pay” means Compensation less eligible RSP Compensation for the applicable Plan Year. “ERP Eligible Pay” includes but is not limited to Base Salary and cash-based Performance Awards. It also includes Compensation that exceeds the IRS Annual Compensation Limit (Pay Cap) for RSP Compensation.
2.25.    Investment Committee
“Investment Committee” means: (a) the Scotts Miracle-Gro Investment Committee appointed to monitor all investment and related activities associated with the Outside Benchmark Investment Funds; or (b) any person or entity to which the Investment Committee delegates any of the investment duties assigned to it under the Plan.
2.26.    Investment Fund
“Investment Fund” means the Company Stock Fund or one of the Outside Benchmark Investment Funds used as an earnings benchmark with respect to Participants’ Accounts.
2.27.    LTIP
“LTIP” means The Scotts Miracle-Gro Company Long-Term Incentive Plan, as amended from time to time.
2.28.    Matching Account
“Matching Account” means the Participant’s subaccount to which Matching Contributions are allocated pursuant to Section 4.4(b).
2.29.    Outside Benchmark Investment Fund
“Outside Benchmark Investment Fund” means an Investment Fund, other than the Company Stock Fund, which has been designated by the Investment Committee as available to use as an earnings benchmark with respect to Participants’ Accounts.

THE SCOTTS COMPANY LLC
EXECUTIVE RETIREMENT PLAN
Amended and Restated as of January 1, 2023

2.30.    Pay Cap
“Pay Cap” means, for each Plan Year, the dollar threshold at which an Eligible Employee’s RSP Compensation reaches the maximum recognizable annual compensation limit under Code Section 401(a)(17).
2.31.    Participant
“Participant” has the meaning specified in Section 3.
2.32.    Performance Award
“Performance Award” means an annual cash-based bonus payable pursuant to a plan or program maintained by an Employer that constitutes performance-based compensation under Treasury Regulation Section 1.409A-1(e).
2.33.    Performance Award Deferral Election
“Performance Award Deferral Election” means an Eligible Employee’s election to defer, in a manner prescribed by the Benefits Administrative Committee, a Performance Award pursuant to the Plan.
2.34.    Plan
“Plan” means The Scotts Company LLC Executive Retirement Plan, as reflected in this document, as amended from time to time after the Effective Date.
2.35.    Plan Year
“Plan Year” means the calendar year.
2.36.    Qualified Plan
“Qualified Plan” means The Scotts Company LLC Retirement Savings Plan, and any amendments thereto.
2.37.    Retention Award
“Retention Award” means an award, allocable to a Participant’s Retention Award Account in accordance with Section 4.2(c). The designation of the Participants who receive a Retention Award and the amount of each Retention Award shall be determined by the Committee in its discretion. Each Retention Award shall be evidenced by a written agreement between the Employer and the Participant. The written agreement shall set forth the terms and

THE SCOTTS COMPANY LLC
EXECUTIVE RETIREMENT PLAN
Amended and Restated as of January 1, 2023

conditions governing the Retention Award and shall be consistent with the applicable provisions of the Plan.
2.38.    Retention Award Account
“Retention Award Account” means the Participant’s subaccount to which Retention Awards are allocated pursuant to Section 4.4(c).
2.39.    Retirement Account
“Retirement Account” means the Participant’s subaccount to which Retirement Contributions are allocated pursuant to Section 4.4(a).
2.40.    Retirement Contribution
Retirement Contribution means, for Plan Years beginning before January 1, 2011, an Employer contribution allocated to each Eligible Employee’s Retirement Account.
2.41.    RSP Compensation
“RSP Compensation” means compensation as defined under the Qualified Plan. RSP Compensation does not include deferrals to the Plan.
2.42.    Separation from Service
“Separation from Service” means a Participant’s termination of employment with the Company and its Affiliates for any reason. A termination of employment will occur when the Participant and the Company and its Affiliates reasonably anticipate that (i) no further services will be performed by the Participant after a certain date or (ii) the level of bona fide services which the Participant is expected to perform for the Company and its Affiliates, as an employee or otherwise, as of a certain date is expected to permanently decrease to a level equal to 20% or less of the average level of services performed by the Participant during the immediately preceding 36-month period (or the Participant’s entire period of service if less than 36 months). Further, for purposes of the Plan, a termination of employment is deemed to occur on the first date following six months after a Participant is first on a military leave, sick leave or other bona fide leave of absence. Such six-month period may be extended if the Participant retains a right to reemployment with the Company or its Affiliates under applicable statute or contract. Notwithstanding the foregoing, where a leave of absence is due to a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months and where such impairment causes the Participant to be unable to perform the duties of his or her position of employment or any substantially similar position of employment with the Company, a 29-month period of absence may be substituted for such six-month period. Whether there has been a termination of

THE SCOTTS COMPANY LLC
EXECUTIVE RETIREMENT PLAN
Amended and Restated as of January 1, 2023

employment will be determined by the Benefits Administrative Committee, taking into account all of the facts and circumstances at the time of the termination of employment in accordance with the guidelines described in Treasury Regulation Section 1.409-1(h). Notwithstanding the foregoing, Separation from Service does not include a Participant’s termination of employment on account of death or Disability.
2.43.    Statutory Limits
“Statutory Limits” means the following:
(a)    the maximum recognizable annual compensation under Code Section 401(a)(17);
(b)    the maximum annual additions under Code Section 415(c) – the “415 Limit”;
(c)    the deferral limit under Code Section 402(g) – the “Deferral Limit”; and
(d)    the limits on contributions for highly compensated employees under Code Sections 401(k)(3) – the “ADP Test” – and 401(m)(2) – the “ACP Test.”
2.44.    Supplemental Retirement Award
“Supplemental Retirement Award” means an award, allocable to a Participant’s Supplemental Retirement Award Account, in accordance with Section 4.4(e). The designation of the Participants who receive a Supplemental Retirement Award and the amount of such Supplemental Retirement Award shall be determined by the Committee in its discretion.
2.45.    Supplemental Retirement Award Account
“Supplemental Retirement Award Account” means the Participant’s subaccount to which Supplemental Retirement Awards are allocated pursuant to Section 4.4(d).
2.46.    Years of Service
“Years of Service” means the total of an Employee’s full years of employment with the Employer from the Employee’s adjusted service date, as assigned by the Employer, until the Employee’s Separation from Service.
SECTION 3
PARTICIPANTS
Each United States-based vice president or more senior executive is an Eligible Employee and may participate in the Plan. Each other management or highly compensated employee who is designated by the Chief Executive Officer or the senior Human Resources Officer as eligible to participate in the Plan is an Eligible Employee and may participate in the

THE SCOTTS COMPANY LLC
EXECUTIVE RETIREMENT PLAN
Amended and Restated as of January 1, 2023

Plan so long as such Employee’s eligibility or participation does not affect the Plan’s intended exemption from the funding, participation, vesting and fiduciary provisions of Title I of ERISA. Each Eligible Employee who elects to participate in the Plan or for whom Employer contributions are credited in accordance with Section 4 shall be a Participant in the Plan. A Participant shall continue to participate in the Plan until his or her status as a Participant is terminated by: (a) a complete distribution of his or her Accounts pursuant to the terms of the Plan; (b) the termination of the Plan; or (c) a written directive of the Company’s senior Human Resources Officer. Furthermore, for purposes of administering this Plan, each such Participant shall be deemed to be a “Specified Employee,” as defined in Code Section 409A(a)(2)(B)(i) and Treasury Regulation Section 1.409A-1(i).
SECTION 4
ACCOUNTS
4.1.    Establishment of Accounts
The recordkeeper will establish an Account for each Participant. A Participant’s Account shall consist of a Performance Award Account, a Base Salary Account, a Matching Account, a Retirement Account, a Retention Award Account and a Supplemental Retirement Award Account.
4.2.    Election of Participant to Defer Performance Awards
(a)    Performance Awards. An Eligible Employee may, at the discretion of the Committee, and on such terms and conditions as it may specify, elect to have a percentage of any cash-based Performance Award that may be awarded to him or her by the Employer for, as applicable, of (i) a Plan Year or (ii) a fiscal year ending in the following Plan Year, allocated to his or her Performance Award Account and paid on a deferred basis pursuant to the terms of the Plan. To make an election with respect to a Performance Award, an Eligible Employee must advise the Employer of his or her election in writing or by filing an election electronically, using procedures prescribed by the Benefits Administrative Committee. Such elections must be made on or before the date prescribed by the Benefits Administrative Committee, which shall be no later than December 31 of the preceding calendar year, as applicable, (i) the Plan Year to which the Performance Award relates or (ii) the Plan Year in which the fiscal year to which the Performance Award relates ends. In no event may a deferral election be made with respect to any portion of a Performance Award that is “readily ascertainable,” i.e., both calculable and substantially certain to be paid at the time of the election. Further, for such election to be effective, an Eligible Employee must have provided services for the Employer as an Employee continuously from the beginning of the applicable performance period (even if he or she did not yet

THE SCOTTS COMPANY LLC
EXECUTIVE RETIREMENT PLAN
Amended and Restated as of January 1, 2023

qualify as an Eligible Employee on the first day of the applicable performance period).
(b)    Performance Awards for Newly Eligible Employees. Notwithstanding the preceding paragraph, for the Plan Year in which an Employee first becomes an Eligible Employee, such Eligible Employee is not eligible to defer Performance Awards with respect to any performance period that begins in such Plan Year. Such Eligible Employee can make a Performance Award Deferral Election for performance periods beginning in the following Plan Year in accordance with Section 4.2(a).
(c)    Calendar Year Performance Awards. Calendar year Performance Awards shall be taken into account in the Plan Year in which any non-deferred portion of such Performance Award would be paid.
(d)    Performance Award Account. If a Performance Award Deferral Election is submitted to the recordkeeper in accordance with this Section 4.2., the Employer will credit to the Participant’s Performance Award Account the amount of any timely deferral determined in accordance with this Section 4.2. All such deferral elections must be submitted no later than December 31 of the calendar year in which such deferral elections are made. Such deferral elections become irrevocable after such date and cannot be changed even if the Participant ceases to be an Eligible Employee.
(e)    Deferral Election Effective Only If Employed on the Payment Date. Notwithstanding any provision of this Plan to the contrary, no Performance Award may be deferred under this Section 4.2 unless the Participant is an Employee on the date that such amount is distributed.
4.3.    Election of Participant to Defer Base Salary
(a)    Annual Base Salary Deferral Elections. Each Eligible Employee may, on such terms and conditions as the Committee may specify, elect separate “ERP 1” and “ERP 2” deferral percentages as provided in (i) and (ii) below:
(i)    ERP 1 Deferrals. Each Eligible Employee may elect to have a percentage of his or her Base Salary attributable to Compensation that would be paid before the Eligible Employee reaches the Pay Cap deferred and allocated to his or her Base Salary Account and paid pursuant to the terms of the Plan.
(ii)    ERP 2 Deferrals. Each Eligible Employee may elect to have a percentage of his or her Base Salary attributable to Compensation that would be paid

THE SCOTTS COMPANY LLC
EXECUTIVE RETIREMENT PLAN
Amended and Restated as of January 1, 2023

after the Eligible Employee reaches the Pay Cap deferred and allocated to his or her Base Salary Account and paid pursuant to the terms of the Plan. Notwithstanding the foregoing, this Base Salary election will not apply in a pay period in which only a portion of the Participant’s Compensation, when added to all of the Participant’s Compensation during the prior pay periods for the Plan Year, causes the Participant’s total Compensation for the Plan Year to exceed the Pay Cap. During such pay period, the ERP 1 election described in paragraph (i) above will apply to the portion of the Participant’s Compensation that does not cause total Compensation for the Plan Year to exceed the Pay Cap, but the ERP 2 Base Salary election will not apply to the excess Compensation. This ERP 2 Base Salary election will begin to apply in the first pay period in which the entire amount of the Participant’s Compensation for the pay period, after being added to all of the Participant’s Compensation during the prior pay periods for the Plan Year, causes the Participant’s total Compensation for the Plan Year to exceed the Pay Cap.
To exercise such elections for any Plan Year, on or before the date prescribed by the Benefits Administrative Committee (which shall be no later than December 31 of the calendar year preceding the Plan Year in which the services relating to such Base Salary are performed), the Eligible Employee must advise the Employer of his or her elections in writing or by filing such elections electronically using procedures prescribed by the Benefits Administrative Committee. Such Base Salary Deferral Elections shall apply only to Base Salary earned by and payable to the Participant after the date on which the Base Salary Deferral Election is received by the recordkeeper.
(b)    Newly Eligible Employees. For the Plan Year in which an Employee first becomes an Eligible Employee, such Eligible Employee is not eligible to defer a portion of his or her Base Salary. Such Eligible Employee can make a Base Salary Deferral Election for the following Plan Year in accordance with Section 4.3(a).
(c)    Base Salary Account. If Base Salary Deferral Elections are submitted to the recordkeeper, the Employer will allocate to the Participant’s Base Salary Account the amount of Base Salary determined in accordance with Section 4.3(a). All Base Salary Deferral Elections made under Section 4.3(a) must be submitted no later than December 31 of the calendar year in which the valid election is made in order to be effective for the following calendar year. Such deferral elections become irrevocable after such date and cannot be changed even if the Participant ceases to be an Eligible Employee.

THE SCOTTS COMPANY LLC
EXECUTIVE RETIREMENT PLAN
Amended and Restated as of January 1, 2023

4.4.    Employer Contributions
(a)    Retirement Contributions. No Retirement Contributions will be allocated to Participants’ Retirement Base Account for Plan Years beginning on or after January 1, 2011.
(b)    Matching Contributions. The Employer shall make a matching contribution with respect to each Participant who, under the Plan, has made or caused to be made a Base Salary Deferral Election and/or a Performance Award Deferral Election for such Plan Year. Matching contributions shall be determined and credited to a Participant’s Matching Account between January 1 and March 31 of the Plan Year following the Plan Year to which they apply.
With respect to ERP Eligible Pay deferred to the Plan on or after January 1, 2019, such Participant’s matching contributions shall be equal to (i) 200% of the Participant's first 3% of ERP Eligible Pay deferred to the Plan plus (ii) 50% of the Participant’s next 3% of ERP Eligible Pay deferred to the Plan.
For ERP Eligible Pay deferred to the Plan on or after January 1, 2011, through December 31, 2018, such Participant’s matching contributions shall be equal to (i) 150% of the Participant's first 4% of ERP Eligible Pay deferred to the Plan plus (ii) 50% of the Participant’s next 2% of ERP Eligible Pay deferred to the Plan.
To be eligible to receive an allocation of such matching contributions, a Participant must be an Employee on the last day of the Plan Year or: (i) other than for Cause, has incurred a Separation from Service after obtaining age 55 and completing 10 Years of Service; (ii) died; or (iii) become Disabled during the applicable Plan Year.
(c)    Retention Awards. The Employer shall allocate an amount equal to the Participant’s Retention Award, if any, to the Participant’s Retention Award Account.
(d)    Supplemental Retirement Awards. The Employer shall allocate the amount, if any, as determined by the Committee to the Participant’s Supplemental Retirement Award Account at the time specified by the Committee.
4.5.    Benchmark Investment Funds
The Investment Committee may change or discontinue the Investment Funds used as investment benchmarks under the Plan, other than the Company Stock Fund, for the measure of appreciation or depreciation of previously credited amounts.

THE SCOTTS COMPANY LLC
EXECUTIVE RETIREMENT PLAN
Amended and Restated as of January 1, 2023

4.6.    Outside Benchmark Investment Funds
Each Participant shall direct the portion of future credits to, and the existing balance of, the Participant’s Account that is to be treated as invested in one or more of the Outside Benchmark Investment Funds. A Participant may change his or her direction as of any business day subject to any applicable restrictions. If a Participant does not designate one or more of the Outside Benchmark Investment Funds, the investment of his or her Account defaults to the benchmarked Investment Fund designated by the Investment Committee from time to time.
4.7.    Company Stock Fund
A Participant may direct that all or a portion of future credits to the Participant’s Account be treated as invested in the Company Stock Fund. A Participant’s direction to have amounts treated as invested in the Company Stock Fund shall be irrevocable as to amounts so treated pursuant to such direction (i.e., amounts treated as invested in the Company Stock Fund cannot subsequently be treated as invested in an Outside Benchmark Investment Fund).
4.8.    Adjustment of Account Balances and Other Rules
As of each business day, the recordkeeper shall credit or debit the balances in a Participant’s Accounts with Adjustments that mirror the appreciation or depreciation experienced by the Investment Funds against which such Participant’s Account is benchmarked. For this purpose, appreciation shall include interest, dividends and other distributions that would have been credited or paid on such Investment Funds. Any such amounts shall be deemed to have been reinvested in the applicable benchmarked Investment Fund pursuant to procedures approved by the Benefits Administrative Committee. The crediting or debiting of Adjustments shall occur so long as there is a balance in the Participant’s Account, regardless of whether such Participant has terminated employment with the Employer or has died. The Benefits Administrative Committee may prescribe any reasonable method or procedure regarding accounting for Adjustments.
The Benefits Administrative Committee may, from time to time, establish policies or rules consistent with Code Section 409A and the regulations promulgated thereunder to govern the manner and form in which Performance Award Deferral Elections and Base Salary Deferral Elections may be made as well as the manner in which the amount of any deferral, contribution, credit or Adjustment is determined, made or allocated under the Plan. Notwithstanding any contrary Plan provision, all contributions and deferrals credited to a Participant’s Accounts shall be subject to the restrictions described in Section 12.8 of the Plan.

THE SCOTTS COMPANY LLC
EXECUTIVE RETIREMENT PLAN
Amended and Restated as of January 1, 2023

4.9.    FICA
Deferrals, Employer contributions and Adjustments shall, to the extent required by law, be treated as “wages” for purposes of Federal Insurance Contributions Act (“FICA”) taxes, i.e., Social Security taxes.
SECTION 5
METHOD OF DISTRIBUTION OF DEFERRED COMPENSATION
5.1.    Time and Form of Distribution
(a)    Election of Time and Form of Distribution. At the time a Participant makes a deferral election pursuant to Sections 4.2 and 4.3, the Participant shall also elect a time and form of distribution with respect to any deferral elections and applicable matching contributions made in the same calendar year.
(i)    The Participant shall deliver such election to the recordkeeper at the time the deferral elections for the applicable calendar year are made, or in the case of distributions from the Retention Award Account, in accordance with the written agreement evidencing the Participant’s Retention Award.
(ii)    Such elections shall also apply to any other credits to a Participant’s Accounts as specified in Sections 5.1(b) and 5.1(c) for such Plan Year.
(b)    Election of Time of Distribution. Amounts credited to a Participant’s Accounts (other than a Retention Award Account or a Supplemental Retirement Award Account) shall be distributed to the Participant upon: (a) the Participant’s Separation from Service; (b) the Participant’s death; (c) the Participant’s Disability; or, where applicable, (d) a certain date elected by the Participant.
(i)    A Participant shall elect either a time or an event for distribution with respect to (A) Base Salary Deferral Elections, (B) Performance Award Deferral Election and (C) applicable matching contributions made in the same calendar year.
(ii)    If no time or event of distribution election is made with respect to any such deferral or credit, the portion of the Participant’s Accounts (other than a Retention Award Account or a Supplemental Retirement Award Account) relating thereto shall be distributed on the Participant’s Separation from Service for any reason.

THE SCOTTS COMPANY LLC
EXECUTIVE RETIREMENT PLAN
Amended and Restated as of January 1, 2023

(iii)    Amounts credited to a Participant’s Retention Award Account shall be distributed in accordance with the written agreement evidencing the Participant’s Retention Award.
(iv)    Amounts credited to a Participant’s Supplemental Retirement Award Account shall be distributed upon the first to occur of (a) the Participant’s Separation from Service, (b) the Participant’s death or (c) the Participant’s Disability.
(c)    Time of Distribution.
(i)    In General. All distributions, other than distributions upon a Participant’s Separation from Service, shall be made or shall commence, as applicable, within 90 days of the distribution event.
(ii)    Distributions on Participant’s Separation from Service. Notwithstanding any contrary provision, if the distribution event giving rise to the distribution or commencement of distributions is a Participant’s Separation from Service, then the distribution shall not be made or commence, as applicable, until the first business day of the seventh month following the date of the Participant’s Separation from Service. Notwithstanding the foregoing, when a Participant’s Separation from Service falls on the first day of the month, distribution or commencement of distribution shall be made or commence on the date that is six months after the Participant’s Separation from Service.
For any distribution subject to the six-month delay, (i) if such distribution is to be made in a lump sum, then the distribution following the six-month delay shall be equal to the Participant’s Account balance at the time of such distribution; and (ii) if such distribution is to be made in annual installments, then the amount of each annual payment will be calculated by multiplying the Participant’s Account balance as of the business day immediately preceding the date the payment actually is made by a fraction, the numerator of which is one and the denominator of which is the remaining number of annual payments due to the Participant. By way of example, if the Participant elects a 10-year annual installment payment for the Account balance, the first payment shall be 1/10 of the vested Account balance calculated as of the business day immediately preceding the date of such first payment. The amount of each subsequent annual payment shall be calculated on or around each anniversary of such business day.

THE SCOTTS COMPANY LLC
EXECUTIVE RETIREMENT PLAN
Amended and Restated as of January 1, 2023

(iii)    Distributions of Matching Contributions. Notwithstanding the foregoing, with respect to any matching contribution allocated to a Participant’s Matching Account under Section 4.4(b) after a distribution event described in this Section 5.1, such matching contribution shall be paid on the later of (i) the applicable payment date under the Plan or (ii) by April 1 of the Plan Year in which the matching contribution is allocated to the Participant’s Matching Account.
(d)    Election of Form of Distribution. Amounts credited to a Participant’s Account (other than a Retention Award Account) shall be distributed to the Participant in accordance with the Participant’s distribution election either in a single lump-sum payment or in substantially equal annual installments over a period of five, 10 or 15 years.
(i)    A Participant shall elect a form of distribution with respect to the (A) Base Salary Deferral Elections, (B) Performance Award Deferral Election, (C) Supplemental Retirement Award or (D) applicable matching contributions made in the same calendar year.
(ii)    Amounts credited to a Participant’s Retention Award Account shall be distributed in accordance with the written agreement between the Employer and the Participant evidencing the Participant’s Retention Award.
(iii)    To the extent that an Account is distributed in installment payments, the undisbursed portions of such Account shall continue to be credited with Adjustments in accordance with the applicable provisions of Section 4.8.
(iv)    Distributions of amounts benchmarked to Investment Funds other than the Company Stock Fund shall be made in cash. Distributions of amounts benchmarked to the Company Stock Fund shall be distributed in the greatest whole number of common shares of the Corporation that can be distributed based on the amount benchmarked to the Company Stock Fund (after any applicable income tax withholding), plus cash for any fractional share.
(v)    If no form of distribution is elected by the Participant, the Participant’s Accounts (other than the Retention Award Account) shall be distributed in the form of a single lump-sum payment and the Retention Award Account shall be distributed in accordance with the written agreement evidencing the Participant’s Retention Award.

THE SCOTTS COMPANY LLC
EXECUTIVE RETIREMENT PLAN
Amended and Restated as of January 1, 2023

5.2.    Death Benefit
If a Participant dies (either before or after payment of benefits have commenced under this Section 5), his or her Account shall be paid to the Beneficiary designated by the Participant. If there is no designated Beneficiary or no designated Beneficiary surviving at a Participant’s death, payment of the Participant’s Account shall be made to the Participant’s estate in a single lump-sum payment within 90 days after the Participant’s death. In the event of a Participant’s death after distribution of his or her Account has begun, to the extent that there is a surviving Beneficiary, payment of such Account shall continue in the form of distribution in effect prior to the Participant’s death. If a Participant dies prior to the commencement of distribution of his or her Account, his or her Beneficiary, if any, shall receive distribution of such Account in the form of distribution previously elected by the Participant. If a Beneficiary begins to receive any payment pursuant to this Section 5.2, but dies prior to the time that all amounts have been distributed, any remaining amount shall be paid in a single lump-sum payment to the estate of the Beneficiary.
5.3.    Taxes
In the event any taxes are required by law to be withheld or paid from any payments made pursuant to the Plan, the recordkeeper shall deduct such amounts from such payments and shall transmit or cause to be transmitted the withheld amounts to the appropriate taxing authority.
5.4.    Unforeseeable Emergency Distributions
The Committee, in its sole discretion, may elect to distribute all or a portion of the Participant’s Account in the event such Participant requests a distribution due to an Unforeseeable Emergency, as described under Treasury Regulation Section 1.409A-3(i)(3). The Committee has delegated authority to the Benefits Administrative Committee to elect, in its sole discretion, to distribute all or a portion of the Account of a Participant who is below the senior vice president level in the event such Participant requests a distribution due to an Unforeseeable Emergency. Any distribution under this Section 5.4 shall comply with the Unforeseeable Emergency requirements of Code Section 409A and the regulations promulgated thereunder, which are incorporated herein by reference. Any distribution on account of an Unforeseeable Emergency shall not exceed the amount required to satisfy the Unforeseeable Emergency, plus amounts necessary to pay taxes reasonably anticipated as a result of such distribution, after taking into account the extent to which the Unforeseeable Emergency may be relieved through reimbursement or compensation by insurance or otherwise, by liquidation of the Participant’s assets (to the extent that such liquidation would not itself cause a severe financial hardship) or by stopping deferrals under the Plan. The Participant’s request shall state the nature of the severe financial hardship, the total amount requested to be distributed from his or her Plan Accounts and the total amount of the actual expense incurred or expected to be incurred on account of the

THE SCOTTS COMPANY LLC
EXECUTIVE RETIREMENT PLAN
Amended and Restated as of January 1, 2023

Unforeseeable Emergency. A Participant’s Retention Award Account, if any, is not eligible for distribution under this Section 5.4.
5.5.    Small Benefit Distribution
If the value of the Participant’s Accounts (and all other nonqualified deferred compensation plan benefits required to be combined with the Plan under Treasury Regulation Section 1.409A-(1)(c)(2)) is not greater than the applicable dollar amount under Code Section 402(g)(1)(B) at the time of distribution, then such benefit shall be paid in the form of a single lump sum notwithstanding any contrary Plan provision. Any such distribution is subject, if applicable, to the delay in payment rule relating to Separation from Service events, as set forth in Section 5.1(c)(ii) of the Plan.
5.6.    Distributions in the Event of a Change in Control
Notwithstanding any other provision of the Plan, an affected Participant shall receive all amounts due the Participant hereunder in a lump sum as soon as practicable after a Change in Control, and in all events within 30 days thereof. For purposes of this Section 5.6, an “affected Participant” is any Participant who is or was providing services: (i) to a corporation at the time of a Change in Control relating to such corporation; (ii) to a corporation that is liable for payments to the extent of the services provided to such corporation by the Participant or for which there is a bona fide business purpose for such corporation to be liable for such payments (other than avoidance of Federal income tax); or (iii) to a corporation that is a majority shareholder of a corporation identified in Section 5.6(i) or (ii) or any corporation in a chain of corporations in which each corporation is a majority shareholder of another corporation in the chain, ending in a corporation identified in Section 5.6(i) or (ii). This Section 5.6 shall not apply to a Participant’s Retention Award Account.
5.7.    Subsequent Deferral and Form of Payment Elections
Notwithstanding the foregoing, a Participant may elect, at least twelve months before a scheduled distribution date (or, in the case of a distribution date based on the Participant’s Separation from Service, at least twelve months before the Separation from Service), to delay the payment date for a minimum period of sixty months from the originally scheduled date of payment, provided the election does not take effect for at least twelve months from the date on which the election is made. The distribution election change must be made in accordance with procedures and rules established by the Committee. The Participant may, at the same time the date of payment is deferred, change the form of payment provided such change in the form of payment may not effect an acceleration of payment in violation of Code Section 409A or the provisions of Treasury Regulation Section 1.409A-2(b). For purposes of this Section 5.7, a series of substantially equal annual installments is always treated as a single payment and not as a series of separate payments.

THE SCOTTS COMPANY LLC
EXECUTIVE RETIREMENT PLAN
Amended and Restated as of January 1, 2023

SECTION 6
ACCRUALS UNDER OTHER BENEFIT PLANS
Amounts deferred or credited under the Plan shall not be taken into account in calculating benefits or contributions under any pension benefit plan maintained by the Employer, including, but not limited to, any pension plan or retirement plan (qualified under Section 401(a) of the Code), except to the extent specifically provided in any such plan. Amounts deferred by a Participant under the Plan shall be taken into account in determining credits or accruals under Sections 4.2, 4.3 and 4.4.
SECTION 7
PARTICIPANT’S RIGHTS
Establishment of the Plan shall not be construed as giving any Participant the right to be retained in the Employer’s service or employ or the right to receive any benefits not specifically provided by the Plan. A Participant shall not have any interest in amounts deferred, Employer allocations or Adjustments credited to his or her Account until such Account is distributed in accordance with the Plan. All deferrals and all amounts held for the Account of a Participant under the Plan shall remain the sole property of the Employer, subject to the claims of its general creditors and available for its use for whatever purposes desired. With respect to amounts deferred or otherwise held for the Account of a Participant, the Participant is merely a general creditor of the Employer. The obligation of the Employer hereunder is purely contractual and shall not be deemed to be or considered funded or secured in any way.
SECTION 8
NON-ALIENABILITY AND NON-TRANSFERABILITY
Except to the extent required by law or as provided in Section 12.8, the rights of a Participant to distributions as provided in the Plan shall not be assigned, transferred, pledged or encumbered or be subject in any manner to alienation or anticipation unless required under applicable law. No Participant may borrow against his or her Account. No Account shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, whether voluntary or involuntary, including, but not limited to, any liability that is for alimony or other payments for the support of a spouse or former spouse, or for any other relative of any Participant, unless specifically required by applicable law.
SECTION 9
ADMINISTRATION AND STANDARD OF REVIEW
The Plan shall be administered by the Benefits Administrative Committee. The Benefits Administrative Committee shall have authority to adopt rules and regulations for carrying out the Plan and, in its sole and absolute discretion, to interpret, construe and implement the provisions

THE SCOTTS COMPANY LLC
EXECUTIVE RETIREMENT PLAN
Amended and Restated as of January 1, 2023

hereof. Subject to the provisions of Section 10 below, any decision or interpretation of any provision of the Plan adopted by the Benefits Administrative Committee shall be final and conclusive. The acts and decisions of the Benefits Administrative Committee shall not be overturned and shall be binding on all individuals and parties unless such acts and decisions are ruled by a court of competent jurisdiction to be arbitrary and capricious. A Participant who is also a member of the Benefits Administrative Committee shall not participate in any decision involving any request made by him or her or relating in any way solely to his or her rights, duties and obligations as a Participant under the Plan.
SECTION 10
CLAIMS PROCEDURE
10.1.    Filing Claims
Any Participant or Beneficiary entitled to benefits under the Plan may file a claim for benefits with the Benefits Administrative Committee (or its designee).
10.2.    Notification to Claimant
If a claim is wholly or partially denied, the Benefits Administrative Committee (or its designee) will furnish written or electronic (in accordance with Department of Labor Regulations Section 2520.104b-1(c)) notification of the decision to the claimant within 90 days of receipt of the claim in a manner calculated to be understood by the claimant. Such notification shall contain the following information:
(a)    the specific reason or reasons for the denial;
(b)    specific reference to pertinent Plan provisions upon which the denial is based;
(c)    a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and
(d)    a description of the Plan’s claims review procedures describing the steps to be taken and the applicable time limits to submit claims for review, including a statement of the claimant’s right to bring a civil action under ERISA section 502(a), or alternatively under the Scotts Arbitration Program Agreement (the “Arbitration Agreement”) if the claimant is a participant in the Arbitration Agreement, following an adverse benefit determination on review. Any claim, dispute or breach arising out of or in any way relating to the Plan, following an adverse benefits review of a claimant who is a participant in the Arbitration Agreement, shall be settled by binding arbitration in accordance with the Arbitration Agreement. Consistent with the Arbitration Agreement, arbitration

THE SCOTTS COMPANY LLC
EXECUTIVE RETIREMENT PLAN
Amended and Restated as of January 1, 2023

shall be conducted on an individualized basis only and not on a class, collective or representative basis.
If special circumstances require an extension of time for the Benefits Administrative Committee (or its designee) to process the claim, the 90-day period may be extended for an additional 90 days. Prior to the termination of the initial 90-day period, the claimant shall be furnished with a written or electronic notice setting forth the reason for the extension. The notice shall indicate the special circumstances requiring an extension of time and the date by which the Benefits Administrative Committee (or its designee) expects to render the benefit determination.
10.3.    Review Procedure
A claimant or his or her authorized representative may, with respect to any denied claim:
(a)    request a full and fair review upon a written application filed within 60 days after receipt by the claimant of written or electronic notification of the denial of his or her claim;
(b)    submit written comments, documents, records and other information relating to the claim for benefits; and
(c)    upon request, and free of charge, be provided reasonable access to and copies of documents and records and other information relevant to the claim for benefits.
Upon receipt of a timely, written application for review, the Company (or its designee) shall undertake a review, taking into account all comments, documents, records and information submitted by the claimant relating to the claim without regard to whether the information was submitted or considered in the initial benefit determination. If the claimant (or his or her duly authorized representative) fails to appeal the initial benefit determination to the Company (or its designee) in writing within the prescribed period of time, then the Benefits Administrative Committee’s (or its designee’s) adverse determination shall be final, binding and conclusive.
Any request or submission must be in writing and directed to the Company (or its designee). The Company (or its designee) will have the sole responsibility for the review of any denied claim and will take all steps appropriate in the light of its findings.
10.4.    Decision on Review
The Company (or its designee) will render a decision upon review no later than 60 days after receipt of the request for review. If special circumstances (such as the need to hold a hearing on any matter pertaining to the denied claim) warrant additional time, the decision will be rendered as soon as possible, but not later than 120 days after receipt of the request for review. Written notice specifying the circumstances requiring an extension will be furnished to

THE SCOTTS COMPANY LLC
EXECUTIVE RETIREMENT PLAN
Amended and Restated as of January 1, 2023

the claimant prior to the commencement of the extension. The decision on review will be in writing and will include specific reasons for the decision, written in a manner calculated to be understood by the claimant, as well as specific references to the pertinent provisions of the Plan on which the decision is based. If the decision on review is not furnished to the claimant within the time limits prescribed above, the claim will be deemed denied on review.
SECTION 11
AMENDMENT AND TERMINATION
The Plan may, at any time and from time to time, be amended or modified by the Committee or its delegate without the consent of any Participant or Beneficiary, provided that no such amendment or modification may either accelerate the payment of the Participant’s Account or delay such payment, resulting in a subsequent deferral of compensation. The Committee or its delegate may also terminate and liquidate the Plan without the consent of the Participant or Beneficiary. Any such liquidation and termination of the Plan shall be made in accordance with the termination and liquidation requirements of and under the circumstances described under Treasury Regulation Section 1.409A-3(j)(4)(ix). Any amendment or termination of the Plan will become effective as to a Participant on the date established by the Committee or its delegate. However, no amendment, modification or termination of the Plan shall, without the consent of the Participant, adversely affect such Participant’s rights with respect to amounts then credited to his or her Account. Actions may be taken by the Committee or its delegate at any time and in any manner not prohibited by law.
SECTION 12
GENERAL PROVISIONS
12.1.    Controlling Law
Except to the extent superseded by federal law, the laws of the State of Ohio shall be controlling in all matters relating to the Plan, including construction and performance hereof.
12.2.    Captions
The captions of Sections and paragraphs of the Plan are for convenience of reference only and shall not control or affect the meaning or construction of any of its provisions.
12.3.    Facility of Payment
Any amounts payable hereunder to any person who is under legal disability or who, in the judgment of the Benefits Administrative Committee, is unable to properly manage his or her financial affairs, may be paid to the legal representative of such person or may be applied for the benefit of such person in any manner which the Benefits Administrative Committee may select.

THE SCOTTS COMPANY LLC
EXECUTIVE RETIREMENT PLAN
Amended and Restated as of January 1, 2023

Any such payment shall be deemed to be payment for such person’s Account and shall be a complete discharge of all liability of the Employer with respect to the amount so paid.
12.4.    Administrative Expenses
Unless the Employer elects to pay such fees and expenses, all fees and expenses incurred in connection with administering the Plan will be charged against Participant Accounts or be deducted from the proceeds thereof, as the case may be. To extent consistent with applicable law, the Benefits Administrative Committee may, as it deems appropriate in its sole discretion, direct that any such expenses be allocated among the Accounts on either a pro rata or per capita basis.
12.5.    Severability
Any provision of the Plan prohibited by the law of any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, without invalidating the remaining provisions hereof.
12.6.    Indemnification
Members of the Finance Committee of the Board, the Compensation and Organization Committee of the Board, the Investment Committee, the Benefits Administrative Committee, Officers to which the Company delegates discretionary authority with respect to the Plan, and Employees carrying out the duties of such Committees shall be indemnified by the Employer against costs, expenses, and liabilities reasonably incurred by the persons (other than amounts paid in settlement by the individual personally to which the Employer does not consent, and such consent shall not be unreasonably withheld) in connection with any action to which such persons may be a party by reason of their service as a member of the committee, except in relation to matters as to which they shall be adjudged in such action to be personally guilty of a deliberately fraudulent act or knowingly and/or willfully violating any statute, rule, or law, or obtaining personal profit or advantage with respect to the detriment of the Plan or the assets of the Plan in the performance of their duties; provided, however, that this exception to indemnification shall not apply to the extent that such persons were acting on the advice of a third party advisor retained by the Employer or such actions were reviewed and approved by a legal advisor (either inside counsel at the Employer or outside counsel retained by the Employer) or a third party advisor retained by the Employer. The foregoing right to indemnification shall be in addition to such other rights as such persons may enjoy as a matter of law or by reason of insurance coverage of any kind, but shall not extend to costs, expenses, and/or liabilities otherwise covered by insurance or that would be so covered by any insurance then in force if such insurance contained a waiver of subrogation. Rights granted hereunder shall be in addition to and not in lieu of any rights to indemnification to which the persons may be entitled under the operating agreement of the Company. Service on the Finance Committee of the Board, Compensation and Organization Committee of the Board, Investment Committee, Benefits Administrative

THE SCOTTS COMPANY LLC
EXECUTIVE RETIREMENT PLAN
Amended and Restated as of January 1, 2023

Committee, as an Officer to which the Company delegates discretionary authority with respect to the Plan, or as an employee carrying out the duties of such Committees shall be deemed in partial fulfillment of a person’s function as an Employee, officer, and/or director of the Employer, if the person serves in such capacity as well.
12.7.    Amendment to Qualified Plan or Changes to Employer Contributions and Participant Deferrals under Qualified Plan
Notwithstanding any contrary provision in this Plan, with respect to any change or addition to, any deletion from or any modification of (collectively, an “Amendment”) the underlying Qualified Plan or change in the Company or Participant contributions and/or deferrals under the Qualified Plan during any Plan Year (collectively, a “Contribution Change”), where such Amendment or Contribution Change causes the Plan to be non-compliant with Code Section 409A and the regulations promulgated thereunder (including, but not limited to, Treasury Regulation Section 1.409A-2(a)(9)) or accelerates the payment of the Participant’s Account or delays such payment, resulting in a subsequent deferral of compensation, such Amendment and/or Contribution Change shall be disregarded with respect to Employer contributions, Participant deferrals, Participants’ Accounts, Compensation, Performance Award Deferral Elections under or credited pursuant to the Plan or to any form or time of payment applicable to Plan benefits to the extent that the same either may cause the Plan to be or is itself non-compliant with Code Section 409A or the regulations promulgated thereunder.
12.8.    Right to Offset
If the Benefits Administrative Committee determines that a Participant is, for any reason, indebted to the Company or its Affiliates, the Benefits Administrative Committee and the Company may offset such indebtedness, including any interest accruing thereon, against distributions otherwise due under the Plan provided that:
(a)    such debt is incurred in the ordinary course of the service relationship between the Participant and the Company;
(b)    in any taxable year of the Company, the entire amount of reduction does not exceed $5,000; and
(c)    the reduction is made at the same time and in the same amount as the debt otherwise would have been due and collected from the Participant.
An election by the Company not to offset such indebtedness against distributions otherwise due under the Plan will not constitute a waiver of the Company’s claim for such indebtedness or obligation.

THE SCOTTS COMPANY LLC
EXECUTIVE RETIREMENT PLAN
Amended and Restated as of January 1, 2023

SECTION 13
UNFUNDED STATUS OF THE PLAN
Any and all payments made to any Participant pursuant to the Plan shall be made only from the general assets of the Employers. All Accounts under the Plan shall be for bookkeeping purposes only and shall not represent a claim against specific assets of the Employers. Nothing contained in the Plan shall be deemed to create a trust of any kind or create any fiduciary relationship. Notwithstanding the foregoing, the Employers may, in their discretion and to the extent such funding would not trigger a tax on affected Participants under Code Section 409A(b)(3), establish a trust to assist them in discharging all or a portion of the benefits payable under the Plan. The assets of such trust shall remain, at all times, the assets of the Employers subject to the claims of their creditors. Amounts distributed from any such trust shall discharge the Company’s obligation with respect to the benefits in question.